UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 12, 2018

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

1825 Ponce De Leon Blvd, Ste 178

Coral Gables, Florida 33134

(Address of Principal Executive Offices)

(786) 814-5804

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Notice to Shareholders.

On September 7, 2018, an unsanctioned and false 8-K filing was posted to the corporation's account stating that a shareholder vote was conducted by Joseph Spano, and that he is now the new Chief Executive Officer of the company, among other claims. Please note: Mr. Spano’s attempt to take over the company for his own personal reasons and benefit does not comport with state, federal or the company’s guidelines for initiating such action, and fails to make several material statements that would be required. Specifically, the company was never apprised of such action, nor did it participate in ensuring that the necessary protocols for such a vote were met. Also, there was never an appointed vote count auditor to ensure that Mr. Spano counted the votes accurately. Also, there was never a verification of shareholders, nor was there a verification of elected shares capable of voting on the matter. Also, Mr. Spano’s notice was not sent to all shareholders, and only a select few were notified and allowed to vote. Also, not all persons listed on the vote count had the number of shares claimed, and/or any shares at all at the time of the date of record.

Mr. Spano is trying thwart the company’s ongoing legal action and investigation into his longtime friend and business partner in multiple ventures, Gennaro (Jerry) Pane.  Mr. Pane has a legal action being brought against him for the theft and embezzlement of millions of dollars of company funds during the eight years that Mr. Pane was an officer and chairman of the company.  Records reveal that Mr. Pane spent excessively on personal expenses while claiming on 10-K filings that he was receiving no compensation from the company.  Mr. Pane worked out of Mr. Spano’s office and the two would regularly exchange information. The company is also looking into the suspicious timing of Mr. Spano’s sale of shares of his stock, the timing of news or internal events, and the subsequent payment of such proceeds to Mr. Pane shortly thereafter. Mr. Spano fails to state in his biography that he, along with Mr. Pane, is a convicted felon, and together they seek to stymie the litigation and investigations being sought to recover investor funds by attempting a ill-planned coup of the company’s board and executive officers. Mr. Pane has made it very clear that he sees removing the current Board as the only solution to stop the pending litigation against him.  Mr. Spano has expressed that he would put $2.5 million into the company, but when asked for a proof of funds, he failed to provide verification. Mr. Spano was asked what he would seek in return for his capital investment to see if the company was able to meet his terms, but he refused to provide an answer and continued to demand access to confidential company information. This raised suspicion about the sincerity of his offer, and given Mr. Spano’s criminal history, the company is investigating his trading practices and connection to Mr. Pane.

Additionally, Mr. Spano (in partnership with Mr. Pane) was a primary litigant against the company in the case of RTC vs. U.S. Precious Metals, the settlement of which put the current Board and executive officers in place. However, once this Board began looking into suspect trading, theft, embezzlement and the misappropriation of funds by Mr. Pane and/or Mr. Spano, their contentment with current officers began to change.  Also, Mr. Spano and Mr. Pane are the two registered owners of Marigold Minerals Holding, which had entered into a joint venture with the company for $3 million dollars of capital financing.  The joint venture failed because Marigold, under the direction of Mr. Pane, spent the funds invested on personal expenses. The investor is also suing Mr. Pane seeking a judgment and the return of his investment funds.  It is clear to the Board that the intent of Mr. Spano is to sabotage the company in an attempt to stop legal actions against Mr. Pane.

The recent vote and self-appointments of executive positions are not recognized by the current Board of Directors, nor its executive management. Mr. Spano’s unsanctioned and an authorized 8-K filing to the SEC system should not be considered as a sanctioned action taken by the company’s existing management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US PRECIOUS METALS, INC.

(Registrant)

/s/ JOHN LEUFRAY

John Leufray

Chief Executive Officer

Date: September 12, 2018